Exhibit 99.2

Transcript of Recorded Comments
FitLife Brands, Inc.
Results for Quarter Ended September 30, 2014
November 14, 2014

TPA

Hello and welcome to the FitLife Brands third quarter 2014 conference call.  My name is John Beisler, investor relations representative for FitLife Brands. Joining me today are John Wilson, Chief Executive Officer and Mike Abrams, Chief Financial Officer.

For today’s call, John will begin with a brief summary of the quarter. Mike will review the financials and then John will comment on business development activities.

Earlier today, the company issued a press release containing its third quarter results. The press release may also be found at fitlifebrands.com under the “Investor Relations” section.

Before we get under way I'd like to I’d like to ask everyone to take note of the safe harbor paragraph that appears at the end of the press release issued this morning covering the company's financial results.  This paragraph states that any forward-looking statements that we make speak only as of the date made, are subject to inherent risks and uncertainties (including those described in our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q) and should not be unduly relied upon.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements.

I'd now like to turn the call over to John Wilson.

John Wilson

Thank you John and hello everyone. Thank you for joining us today for this review of our third quarter which ended September 30th.

We had strong revenue and net income growth during the third quarter and made progress on our strategic growth initiatives, including product innovation and increasing GNC franchise penetration. I will discuss these items in a few minutes but first I will turn it over to Mike    for a review of the financials for the quarter. Mike…

Mike Abrams

Thank you John.

During my comments, I will refer to a presentation that was posted earlier this afternoon on our website.

Page 3 of the presentation shows our total revenue. For the third quarter, total revenue was $5.5 million, versus $4.9 million in the same period a year ago.  The 12 percent increase in revenue was driven by continued strong customer demand for our products, and increased penetration into GNC franchise stores both domestically and internationally.  For the first nine months of 2014, total revenue was $17.8 million, an 11 percent increase over the first nine months of the prior year.

Page 4 of the deck highlights our net income. We posted strong third quarter and year to date profitability.  Net income was up 16% for the quarter and 41% year to date.  Net income for the third quarter was 564 thousand versus 486 thousand last year. Year to date net income for the nine months ended September 30 was $2.2 million versus $1.5 for the comparable period last year.   The increase for both the quarter and year to date profitability is related to higher gross profit driven by increased sales, realized benefits of operating leverage, lower G&A expense and, to a lesser extent, by increased sales to certain customers in advance of the planned transition to GNC’s centralized distribution platform, which went into effect May 1, 2014.

Page 5 of the presentation shows the growth in our diluted earnings per share. Third quarter diluted earnings per share was seven cents versus five cents last year. For the first nine months of 2014, diluted earnings per share was 25 cents versus 17 cents in the prior year. Our diluted share count decreased from 9.1 million to 8.6 million, which was related to the series of recapitalization transactions the Company completed during the third quarter of last year.

Page 6 lists some of our target operating metrics. For the third quarter of 2014, gross margin was 33.6%, a 220 basis point decrease over the prior year quarter and within our target range of 33 to 37 percent. The decrease was primarily related to the transition to GNC’s centralized distribution platform. As discussed last quarter, this new platform is expected to skew some margin comparisons in the short term, but the nature of the business and profitability is not expected to be impacted in the long term.

Operating expenses for the quarter were 22.0 percent of revenue, a 390 basis point decrease from the third quarter of 2013 and below our targeted range. The decrease was related to our ability to leverage our fixed costs due to increased sales, lower general and administrative expense and reduced credit card fees related to the transition over to GNC’s centralized distribution platform. Operating expenses may increase in the future as we continually seek to invest in the resources and people necessary to help drive sustained long term growth, but are nevertheless expected to remain in the current range targets we have provided.  Net margin for the quarter was 10.3 percent versus 9.9 percent for the same period a year ago and well ahead of our 6 to 8 percent target range.

Our effective tax rate for the third quarter was 8.6 percent, versus 5.3 percent in the prior year quarter. We currently have almost $20 million in federal net operating loss carry forwards available to offset future income, so we do not anticipate paying a normalized effective tax rate until at least 2015.

On page 7, we have selected items from our balance sheet. As of September 30, 2014 we had $3.6 million in cash, a $300,000 increase from the end of 2013.  We repaid $365,000 of our long term debt and increased shareholders equity by $2.4 million during the first nine months of 2014.

As of September 30, 2014, our inventory was approximately $2.5 million and inventory turns during the quarter were 5.1. This is in line with our targeted 4 to 6 turn range. Our accounts receivable were $3.1 million and our DSO was roughly 50 days, also in line with our targeted 45 to 60 day range. The increase in our target DSOs and accounts receivable is related to our new distribution platform.  Prior to the transition to GNC’s centralized system many customers paid with credit cards which results in fast payment but a corresponding expense.  Under the new system, we are paid by GNC pursuant to their standard vendor policies and procedures, which resulted in both increased DSOs and accounts receivable.

Please also review our earnings release and our 10-Q for further financial information.
Now I will turn the call back over to John.

John Wilson

Thank you, Mike.

Before I get into our business update, I’d like to give a brief introduction to those of you new to our company. We are a premium marketer and manufacturer of proprietary nutritional supplements for health conscious consumers. Our sports performance, weight loss and general nutrition products are marketed under the NDS, PMD, Siren labs and CoreActive brand names. We are the number one third party vendor by sales volume in the GNC franchise system, and if you include the corporate GNC locations, we are only in approximately 20 percent of their total door count.  We have a brand-centric growth platform with a track record of success and multiple channel opportunities.

Our strategic initiatives are focused on product innovation and broadening our distribution network. During the third quarter, we introduced a number of products, including Methyl Andro and Methyl Andro Hardcore Flex Stack. Methyl Andro is an anabolic activator that facilitates lean muscle growth and increases strength. We anticipate Methyl Andro will quickly become  a top selling product within the GNC franchise system.  We also added a strawberry kiwi flavor to our Pump Fuel product line, and a lemonade flavor to our BCAA product, both of which have been very well received.

Next I’ll speak to our domestic and international growth. Domestically, we are currently in approximately 900 GNC franchise locations. Our continued focus domestically is to continue to drive same store sales through, among other things, building on our reputation of innovative and effective products, in addition to increasing the average number of SKUs offered in existing locations.

Internationally, we are in more than 300 locations in 18 countries. Since the beginning of 2014, we have added eight new countries to our network. One area of opportunity I spoke about last quarter is in the Middle East and I’m proud to report that we recently introduced 16 products in 18 locations within the United Arab Emirates, Oman and Bahrain. We will also sell products in four locations in Qatar soon and look to add 60 locations in Saudi Arabia within the next six months.

Going forward, we have several years of strong organic growth opportunities in front of us as we seek to build on our growing international presence. The footprint of international franchisees is smaller, but overall we believe the international system offers a large market opportunity.

We remain committed to the continued growth, development and evolution of our existing brands, NDS, PMD and Siren Labs, which will remain exclusive to the GNC franchise system. The GNC franchisees have been a huge driver of our success over the last few years and we are excited to continue to work with them in partnership going forward. We are also very excited about the pending introduction of our new GNC corporate-exclusive line, which is expected to launch on a pilot basis during the first quarter of 2015.  Our plan is for a soft launch of a 1-2 SKUs in selected locations, then increasing both SKUs and locations over time.  The recent hiring of Jason Minear, an established and respected industry veteran with more than 20 years at GNC and other companies in the industry, is a key element of our launch plan and Jason brings a breadth of expertise and relationships to the mix that we believe will prove critical to our success.

Finally, we continue to actively evaluate potential M&A targets within the highly fragmented health and nutrition markets. Any likely acquisition target will be within our existing sports nutrition and weight loss verticals.

We thank you for listening and welcome your feedback and questions. You can contact Mike or myself or Three Part Advisors at the contact information listed on our press release. Our next investor presentation will be on November 19th at the Southwest IDEAS Investor conference in Dallas. Mike Abrams and I will both be present and a webcast of the presentation will be available on our website that day.  Thank you again.